 Issuer Free Writing Prospectus
 Filed Pursuant to Rule 433
 Registration Statement No. 333-201250
 Dated February 11, 2015
 (To Preliminary Prospectus dated February 11, 2015)

Free Writing Prospectus
Check-Cap Ltd. Company Presentation

This free writing prospectus relates to the proposed public offering of units, each unit consisting of one ordinary share and one-half of a
Series A Warrant to purchase one ordinary share of Check-Cap Ltd. (the “Company”), together with one and one-half Long Term
Incentive Warrants to purchase ordinary shares of the Company to be issued with the units, all of which are being registered on a
Registration Statement on Form F-1 (No. 333-201250) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated February 11, 2015 included in that Registration Statement, which can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1610590/000117891315000367/zk1516180.htm
The Company has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the
Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling
Chardan Capital Markets, LLC at +1 (646) 465-9000.

Colon 3D imaging capsule
for colorectal cancer screening
Company Presentation February 2015

 Disclaimers

 Initial Public Offering Summary
* Private placement of $12,000,000 closed into escrow on October 14, 2014 from existing shareholders and additional lenders in the form of a convertible credit line. Credit line lenders were issued 10 year warrants to purchase an aggregate of 2,491,201 ordinary shares exercisable at NIS 0.20 per share, and may be exercised on a net issuance basis.
Issuer
• Check-Cap Ltd.
Exchange / Ticker
• NASDAQ Capital Market / CHEKU, CHEK, CHEKW
Offering
• 2,000,000 units (100% primary). Each unit to consist of one ordinary share and one-half of a Series
 A Warrant to purchase one ordinary share. Each Series A Warrant will have a per share exercise price of 125% of the public offering price per unit. Each unit will be issued with one and one-half
 Long Term Incentive Warrants (as described below).
• 3,000,000 Long Term Incentive Warrants. Each Long Term Incentive Warrant will have a per share exercise price of 115% of the public offering price per unit.
• Series A Warrants and ordinary shares will trade together as units (“CHEKU”) only during the first
 45 days of trading, and thereafter, the units will automatically separate and the ordinary shares
 (“CHEK”) and Series A Warrants (“CHEKW”) will trade separately. Series B Warrants will be unlisted and non-transferable; to be issued in physical form.
Shares Outstanding
• 6,137,580 ordinary shares prior to the offering
Over-Allotment
• 15% or 300,000 units (together with an accompanying 450,000 Long Term Incentive Warrants)
Expected Price Range
• $6.00 - $8.00
Use of Proceeds
• R&D, regulatory submissions for product approvals, increase manufacturing capabilities for the clinical phase, repayment of indebtedness, working capital and general corporate purposes.
Joint Book-Running
Managers
• Chardan Capital Markets, LLC and Maxim Group LLC
Co-Manager
• Feltl and Company
Concurrent Private
Placement*
• 1,714,286 units (100% primary). Each unit to consist of one ordinary share and one-half of a Series
 A Warrant to purchase one ordinary share. Each Series A Warrant will have a per share exercise price of 125% of the public offering price per unit. Each unit will be issued with one and one-half
 Long Term Incentive Warrants (as described below).
• 2,571,429 Long Term Incentive Warrants. Each Long Term Incentive Warrant will have a per share exercise price of 115% of the public offering price per unit.

 Who We Are
* Including $12M in pending Private Placement
Founded - 2005 Located - Carmel, Israel Employees - 37
 $37M Raised* -
 Rich IP Portfolio - 16 patents 23 patents pending
 Target Regulatory Clearance - Europe: 2016, U.S. & Japan: 2017
Clinical Stage Medical Diagnostic for CRC
 GE, Fosun, Pontifax, Jacobs, Counterpoint,
 Docor, BXR, Biomedix, others

1st imaging capsule
for colorectal cancer
screening
Designed for
increased compliance
No bowel
cleansing
required
 Our First Product

Board of Directors
 Guy Neev - CEO
 14 years of executive management experience.
 Chief Executive Officer at Cappella.
 Business unit manager at Boston Scientific.
 Alex Ovadia - VP of R&D
 12 years of experience as Global R&D Director, managing
 complex system projects at Philips Healthcare. 11 years of
 development management positions at Elbit Systems Ltd.
 Dr. Yoav Kimchy - Founder and CTO
 12 years of executive R&D experience. Vice President of R&D at V-Target Ltd. Director of cardiovascular research at Impulse
 Dynamics Ltd.
 Lior Torem - CFO
 Strong Chief Financial Officer experience in both private and public companies. Chief Financial Officer at Superfish, Inc.
 Vice President of Finance at Actelis Networks, Inc.
 Dr. Yoav Kimchy
 Founder and Chief Technology Officer
 Tomer Kariv
 of Pontifax Venture Partners
 Guy Neev
 Chief Executive Officer
 Dr. Walt Robb
 Counterpoint Ventures
 Richard Stone
 Emigrant Savings Bank
 Alon Dumanis
 of Docor International Management
 Steve Hanley
 to join post-IPO (March 2015)
 Yuval Yanai
 to join post-IPO (March 2015)
Management Team
  Seasoned Management and Board of Directors

 Colorectal Cancer

At least 60% of lives could have been saved in the United
States with appropriate screening***
“The most preventable,
yet least prevented cancer.”
*-  American Cancer Society
**-  World Health Organization
***- Centers for Disease Control and Prevention
	New cases current	Deaths current	Treatment cost
EU	471k**	228k**
U.S.	137k*	50k*
World-wide(1)	1.36m**	694k**	$99b(2)
(1) Worldwide new cases current, World Health Organization; http://globocan.iarc.fr/Pages/fact_sheets_cancer.aspx
(2) Cost of CRC - ACS; http://www.cancer.org/acs/groups/content/@internationalaffairs/documents/document/acspc-026203.pdf

Only about 65% of the recommended population in the United States is screened for CRC,*
while less than 30% is screened in Europe.
*- Centers for Disease Control and Prevention
 Our Goal: Cancer Prevention by Pre-cancerous Polyp Detection
Testing Compliance Key

Highly Survivable in Early stages
1
2
3
4
Stage
Stage
Stage
Stage
93%
78%
64%
8%
Structural Tests -  enable both polyp detection
  and cancer prevention
Stool / Blood Tests -  enable cancer detection
Illustration courtesy of the
National Cancer Institute

* Source: Mayo Clinic Proc. 2007;82(6):666-671. Figure 1, Most troubling part of colon testing. Responses to the question,
“What do you feel is the most troublesome part of colon testing?”
 Patients are Hesitant to Undergo Screening with the Current Methods
Standard Colonoscopy*
CTC
Camera
pill
✓
Check-Cap imaging capsule designed to address all these concerns
32%
21%
15%
13%
11%
8%

(1) Assumes one screening every 10 years.
(2) Based on an average selling price of $500.
* Source - U.S. Census Bureau; http://www.census.gov/population/international/data/idb/informationGateway.php
50-75 year olds
U.S./EU/Japan
291m
50-75 year olds
China
343m
50-75 year olds
Total
635m
Screening
once every
10 years
Procedures per
year
63m(1)
Average price
per capsule
$500
Annual market
opportunity
$32b(2)
 Compelling Market Size*

 Current Screening Modalities
 Colonoscopy
 CTC
 Optic Capsules
 Fecal Occult
 Blood Test
 Stool DNA
✓-
✓
✓
✓
✓
✓
✓
x
x
x
x
✓-
✓-
x
x-
 Blood Tests
✓
x
 Safety
 Comfort
 Efficacy*
In clinical trials
In clinical trials
✓

Imaging Capsule travels naturally
in the GI tract, propelled by peristalsis
The capsule is continuously tracked,
and transmits data to an external receiver
Capsule detects
CMT
XRF
(X-ray Fluorescence radiation)
Flux attenuated by the colon contents in
direct proportion to distance traveled in the
colon contents, as some of the photons are
absorbed by contrast agent
Flux depends monotonically on the
distance traveled in the colon contents
mixed with contrast agent
Colon Wall Geometry
3D Path
3D Surface
=
+
 Innovative Low-dose X-ray Radar Technology
Capsule emits low-dose X-ray photons

Video
 Check-Cap Solution - Designed for Prep Free, Accurate, CRC Screening
* The Check-Cap system is not available for sale or for any clinical use

 Patients Continue with their Daily Routine
CPS
During 1-5 days of test
patients continue with
their normal daily routine
Patients are notified by a Check-App interface
Capsule designed to travel naturally in the Colon, transmitting Data to
CPS Receiver Unit
a disposable patch on lower back
Image for illustration only
* The Check-Cap system is not available for sale or for any clinical use

Image for illustration only
 Clinician can Review Results in Less than 10 Minutes
Data downloaded from CPS Patch to Check-Cap workstation for analysis:
review time
* The Check-Cap system is not available for sale or for any clinical use

 Clinical Data Generation is On-track and Ongoing
60
Germany
40-60
Israel
(Netherlands to be launched)
Ongoing
Proof of Concept
10
Israel
FDA Pivotal Trial*
800
10 U.S. sites
5 EU sites
OUS Registry*
(post marketing)
* Anticipated. Subject to regulatory approval

Tissue-equivalent phantom model
  Polyp Detection - Lab Evidence
Preprocessed Surface Data
8mm Polyp in silicon phantom
6mm polyp
8mm polyp
7mm polyp
7mm polyp
8mm polyp

10 mm Polyp
in colon
Polyp
preparation
Preprocessed Surface Data
10 mm Polyp preparation
in Bovine Colon Phantom
Preprocessed Surface Data
Bovine Colon Phantom
Autonomous
capsule in Pig Colon
10mm polyp
10mm polyp
  Polyp Detection - Pre-Clinical Evidence

Normal velocity
High velocity
0.6 mm/s
4.3 mm/s
  Polyp Detection - High/Low Capsule Velocity (Lab)

Size / Shape Distinction
True Positive vs. False Positive

100% TP 0% FP
CMT
XRF
Fused
% FP
  Polyp Detection - Sensitivity and Specificity (Lab)
No
polyp
Polyp

Actual clinical images
  Unlike an Optical Pill, Check Cap Tracks the Capsule Route in the Colon

Colon full of content
  Proof of Imaging Concept - Clinical Study data
Clinical images from
unprepped human colon

Our granted patents (2010-11) are directed to an ingestible capsule with a radiation source and radiation detectors that, when used in conjunction with a radio opaque contrast agent, is adapted to detect clinically relevant findings in the colon.
Core patents granted in major jurisdictions
 Strong Intellectual Property

Tissue
Density
Imaging
Flat Polyp,
Cancer
Discrimination

New
system
concepts
Enhanced Low
Cost Electronics
& Mechanics
Cad Capabilities
Miniaturization
IQ
Enhancement
X-Ray imaging
Catheters
Chronic Sinusitis Imaging
& Sinus Drain Intervention
Acute Artery Occlusion,
Plaque Thickness
Imaging & Intervention
Catheter
  Product Development Roadmap

2015
2016
2017
1
Anticipated
Financing
3
Design Freeze
CE Submission
4
2
2
H
1
H
CE Mark
Strategic Discussions
EU Registry Pilot Launch
2nd Pre-IDE
Pivotal Protocol
Submission Finalize
1
EU Registry 1st Release
FDA Trial Launch
Possible Launch in EU*
FDA Trial Ongoing
Release Data from Europe
CMS Discussion
 FDA Submission
CMS Submission
* Funding dependent
All timelines are subject to regulatory approvals
 Target Milestones with a Well-defined Regulatory Pathway

✓
✓
✓
✓
✓
✓
✓
Innovative technology with potentially competitive advantage
Attractive market opportunity
Proof of concept clinically demonstrated
Well-defined regulatory pathway
Core patents granted in major jurisdictions
Seasoned management and advisory teams
Established funding history
Summary

Appendix

* $12M is kept in escrow pending investment in Private Placement. Terms of Private Placement will be based on IPO price and other terms.
 Established Funding History

 IP Status

 IP Status

mSv
Typical Organ Radiation Doses from Various Radiologic Studies
0.04mSv
 Very Low Radiation Exposure

 Proof of Concept Clinically Proven
Professor Nadir Arber,
Head of Integrated Cancer Prevention Center
Tel Aviv Sourasky Medical Center, Israel
“ These results underpin the great
potential of Check-Cap imaging
technology to become a very appealing
tool for screening of pre-cancerous
polyps and colorectal cancer.”